EXHIBIT 10.1

04/07/2006
EMPLOYMENT AGREEMENT

THIS AGREEMENT, made as of this 7 day of April, 2006, is between Orleans Homebuilders, Inc., a Delaware corporation with offices at 3333 Street Road, One Greenwood Square, Bensalem, Pennsylvania 19020 (hereinafter “the Company” or “Orleans”), and Joel A. Armstrong, an individual (hereinafter called “Employee”).

BACKGROUND

The Company desires to employ Employee as Executive Vice President, and Employee desires to be so employed on the terms and conditions contained in this Agreement.

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

PARAGRAPH 1. CAPACITY AND DUTIES

1.1 Employment: Acceptance of Employment. The Company employs Employee, and Employee accepts employment by the Company, upon the terms and conditions hereinafter set forth. The effective date of such employment (the “Effective Date”) is May 1, 2006. The term of Employee’s employment hereunder shall commence on the Effective Date and end on the third anniversary of the Effective Date, unless sooner terminated pursuant to the provisions of this Agreement.

1.2  Capacity and Duties.

(a) Employee shall be employed by the Company as Executive Vice President, and, subject to the supervision and control of Orleans” President or his designee, agrees to perform such duties and responsibilities normally associated with the position of Executive Vice President and as may be assigned to Employee from time to time by Orleans’ President or by his designee. Employee is required to work those hours necessary to perform properly such duties and responsibilities normally associated with the position of Executive Vice President and as may be assigned to Employee from time to time by Orleans’ President or by his designee.

(b) During his employment hereunder, Employee shall devote his full working time, energy, skill and best efforts to the performance of his duties hereunder and shall not be employed by or participate or engage in or take part in any manner in the management or operation of any business enterprise or pursuit other than the Company and its Affiliates. For purposes of this Agreement, “Affiliate” means any person or entity controlling, controlled by or under common control with the Company. “Control”, as used herein, means the power to direct management and policies of a person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

PARAGRAPH 2. COMPENSATION AND FRINGE BENEFITS

2.1 Compensation

(a) Base Salary. As compensation for Employee’s services hereunder, the Company shall pay to Employee a salary at an annual rate of Six Hundred Thousand Dollars ($600,000) (the “Base Salary”), payable in accordance with the Company’s regular payroll practices in effect from time to time during the tenure of Employee’s employment; and

(b) Bonus. A bonus payable semi-annually in the amount of Five Hundred Thousand Dollars ($500,000) per annum.

2.2 Fringe Benefits. Employee shall be eligible to participate in the Company’s insurance and health benefit plans, subject to their respective eligibility requirements and other terms, conditions, restrictions and exclusions. Nothing herein shall preclude or otherwise restrict the Company’s right to modify or terminate any insurance or other benefit plan, policy or program as it deems appropriate in its sole discretion. Employee shall also be entitled to those benefits set forth on Schedule 2.1 to this Agreement.

2.3 Vacation. Employee shall be entitled to 4 weeks of vacation during each calendar year of his employment.

2.4 Expense Reimbursement. During his employment, the Company shall reimburse Employee for all reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with its regular reimbursement policies as in effect from time to time and upon receipt of itemized vouchers therefor and such other supporting information as the Company may reasonably require. In addition, Company shall reimburse Employee for his reasonable moving expenses from his present residence in Florida to Arizona.

2.5 Payments After Termination of Employment.

(a) Subject to the terms and conditions set forth in Paragraph 2.5(b), if, on or before the third anniversary of the Effective Date, Employee is terminated by the Company without Cause (as that term is defined below), the Company shall continue to pay Employee his Base Salary and any bonus to which he is entitled for the lesser of (i) 12 months; or (ii) the remaining term of this Agreement. These payments shall be made according to Employee’s normal payment schedule.

(b) Employee shall have no right to any payments under Paragraph 2.5(a) if Employee is terminated by the Company for Cause, or (ii) terminates his employment.

(c) Regardless of the reason for the termination of Employee’s employment, whether by Employee or the Company, whether for Cause or not, whether or not due to Employee’s death, Employee (or his estate) will receive pay for any days actually worked by Employee prior to the termination of his employment, expense reimbursement for all reasonable expenses incurred by him in connection with the performance of his duties prior to the termination of his employment in accordance with the terms and conditions of Paragraph 2.4, and any pay for accrued but unused paid time off benefits, to the extent Employee may be eligible for same under the Company’s policies.

(d) Regardless of the reason for the termination of Employee’s employment, whether by Employee or the Company, whether for Cause or not, whether or not due to Employee’s death, the Employee (or his estate) shall not be eligible for any Company-paid benefits subsequent to the termination of his employment.

PARAGRAPH 3. TERMINATION OF EMPLOYMENT

3.1 Paragraph 4 Obligations. The termination of Employee’s employment either by Employee or by the Company, whether with or without Cause, shall not release Employee from Employee’s obligations and restrictions under Paragraph 4 of this Agreement. In addition, nothing in this Agreement shall restrict the right of the Company to terminate Employee’s employment, with or without Cause, pursuant to Paragraph 3.4.

3.2 Death of Employee. Employee’s employment hereunder shall immediately terminate upon his death, upon which the Company shall have no further obligations hereunder other than payment of amounts (including salary, bonus, if any, and expense reimbursement), accrued as of the date of Employee’s death in accordance with GAAP, as conclusively determined in the absence of bad faith or manifest error by the Company.

3.3 Employee’s Inability to Perform. If Employee is unable to perform the essential functions of his job, for any reason, for a total of thirteen (13) weeks or more in any rolling six (6) month period, then the Company shall have the right to terminate Employee’s employment upon 30 days prior written notice to Employee at any time during the continuation of such inability, in which event the Company shall have no further obligations hereunder other than payment of amounts (including salary, bonus, if any, and expense reimbursement), accrued as of the date of Employee’s termination of employment in accordance with GAAP, as conclusively determined in the absence of bad faith or manifest error by the Company. If Employee is able to return to work with the Company and perform the essential functions of his job within thirty (30) days of receipt of the written notice from the Company described herein, then Employee’s employment will not be terminated.

3.4 Termination for Cause. Company may terminate Employee’s employment at any time without prior notice for “Cause”, which for purposes of this Agreement, shall mean any of the following: willful misconduct, fraud, misappropriation, embezzlement, dishonesty, willful misrepresentation, being charged by governmental authorities with or convicted of a felony, material failure of Employee to perform his known duties and responsibilities to the Company which persists for more than fourteen days after written notice, gross negligence or self dealing which persists for more than fourteen days after written notice from the Company, or which recurs, willful material violation in any material respect by Employee of any policy, rule, or reasonable direction or regulation of the Company, or material violation by Employee of any provision of this Agreement.

3.5 Termination Without Cause by Company. The Company can terminate this Agreement and the employment relationship between the parties at any time and for any or no reason by providing Employee with fourteen days written notice, which notice the Company can waive, in whole or in part, in its sole discretion, by paying Employee for such time; provided however, the Company can terminate this Agreement and Employee’s employment immediately without any prior notice in the event there is “Cause” as defined in Paragraph 3.4, in the event of Employee’s inability to perform as discussed in Paragraph 3.3, or in the event of Employee’s death as discussed in Paragraph 3.2. Upon termination of employment pursuant to this Paragraph 3.5, and subject to the terms and conditions set forth in Paragraph 2.5, Employee shall be entitled to the payments under Paragraph 2.5.

PARAGRAPH 4. RESTRICTIVE COVENANTS

4.1 Confidentiality. Employee shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the Company and Orleans, any Confidential Information. For purposes of the preceding sentence, “Confidential Information” means any information regarding Company’s business methods, business policies, procedures, techniques, research or development projects or results; historical or projected financial information, budgets, trade secrets or other knowledge or processes of or developed by Company; any names and addresses of customers or clients or any data on or relating to past, present or prospective Company customers or clients; or any other confidential information relating to or dealing with the business, operations or activities of Company, excepting in each case information otherwise lawfully known generally by, or readily accessible to, the trade or the general public, or as required to be disclosed by law or final, unappealable order of a court of competent jurisdiction or governmental authority. At no time shall Employee, directly or indirectly, remove or cause to be removed from the premises of Company, or any Company Subsidiary any memorandum, note, list, record, file, document or other paper, equipment or any like item relating to its business (including copies, extracts and summaries thereof) except in furtherance of the performance of Employee’s duties under the Agreement. The restrictions and obligations contained herein shall be in addition to (and not a limitation of) any legally applicable protections of Company’s interest in confidential information, trade secrets and the like.

4.2 Noncompetition and Non-Solicitation. During the duration of Employee’s receipt of payments after termination of employment pursuant to Paragraph 2.5(a) above, (“Restricted Period”), (i) Employee shall not directly or indirectly engage in (as a principal, shareholder, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business operating within the State of Arizona, Florida or Illinois (the “Restricted Area”), which is engaged in the construction or marketing of any homes or the acquisition or development of any property for residential purposes; provided, however, nothing contained in this Paragraph 4.2 shall prevent Employee from holding for investment no more than two percent (2%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system; (ii) Employee shall not directly or indirectly induce or attempt to influence any employee, customer, client, independent contractor or supplier of Company to terminate employment or any other relationship with Company; and (iii) Employee shall not directly or indirectly induce or attempt to induce any person who is or was within the preceding year an employee of Company to establish an employment relationship with ay other person or entity.

4.3 Injunctive and Other Relief.

(a) Employee acknowledges that the restrictions contained in this Paragraph 4, in view of the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company, that their enforcement will not impose a hardship on Employee or significantly impair his ability to earn a livelihood, and that any violation thereof would result in irreparable injuries to the Company. Employee therefore acknowledges that, in the event of Employee’s violation of, or threatened violation of, any of these restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages, including, subject to Paragraph 4.3(b) hereof, the Company’s legal and other costs of enforcing Employee’s compliance with these restrictions, and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

(b) In the event that the Company or the Employee incur counsel fees or other costs and expenses in connection with the enforcement of any and all of its rights under this Agreement, including any arbitration proceeding pursuant to Paragraph 5 hereof, the substantially prevailing party shall be entitled to receive reasonable attorneys’ fees and costs an expenses in connection with the enforcement of such prevailing party’s rights.

(c) If the Restricted Period or the Restricted Area specified in Paragraph 4.2 above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such amount or the area shall be reduced by the elimination of such portion or both such reductions shall be made so that such restrictions may be enforced for such time and in such area as is adjudged to be reasonable. If Employee violates any of the restrictions contained in Paragraph 4.2, the Restricted Period shall be extended by a period equal to the length of time from the commencement of any such violation until such time as such violation shall be cured by Such Employee to the satisfaction of Company. The Company shall have the right and remedy to require Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee as the result of any transactions constituting a breach of this Paragraph 4, and Employee shall account for and pay over such amounts to the Company upon the Company’s request therefor. The Employee hereby expressly consents to the jurisdiction of any court within the Restricted Area to enforce the provisions of this Paragraph 4, and agrees to accept service of process by mail relating to any such proceeding. The Company may supply a copy of Paragraph 4 of this Agreement to any future or prospective employer of Employee or to any person to whom Employee has supplied information if the Company determines that there is a reasonable likelihood that Employee has violated or will violate this Paragraph 4.

PARAGRAPH 5. ARBITRATION

5.1 All disputes, claims, or controversies (“claims”) arising out of or in connection with Employee’s employment and/or termination of employment, except as set forth in Paragraph 5.10 below, shall exclusively be submitted to final and binding arbitration, before a single arbitrator, in accordance with the then current American Arbitration Association (“AAA”) National Rules for the Resolution of Employment Disputes (“AAA Rules”).

5.2 Employee’s duty to arbitrate covers, but is not limited to: any claims relating to or arising out of Employee’s employment with and/or termination of employment by the Company and/or any of its related and/or affiliated companies; any claims for unpaid or withheld wages, severance, benefits, bonuses, and/or other compensation of any kind; any claims arising under the Employee Retirement Income Security Act; any claims for attorneys’ fees, costs or expenses; any claims of discrimination and/or harassment based on age, sex, race, religion, color, creed, disability, handicap, citizenship, national origin, ancestry, sexual orientation, or any other factor protected by Federal, State or Local law; any claims for retaliation and/or any whistleblower claims; any claims for emotional distress or pain and suffering; and/or any other statutory or common law claims, now existing or hereinafter recognized, known or unknown, including, but not limited to, breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel and misrepresentation.

5.3 In agreeing to submit to arbitration all claims arising out of or in connection with Employee’s employment and/or termination of employment, except as set forth in Paragraph 5.10 below, Employee and Company are voluntarily and knowingly waiving their right to trial by jury.

5.4 To start the arbitration process, Employee or Company must submit a written request to AAA within one (1) year of the date on which the event giving rise to a cause of action occurs. The arbitration is to take place in or near the city in which Employee is or was last employed by the Company. Any failure to request arbitration within this time frame shall constitute a waiver of all rights by Employee or Company to raise any claims in any forum arising out of any Claim that was subject to arbitration.

5.5 The arbitrator shall be selected in accordance with the AAA Rules, and shall be a former judge.

5.6 The AAA, in cooperation with the arbitrator and the parties, shall set the date, time and place of the hearing.

5.7 The arbitrator shall have all of the power of a court of law and equity, including the power to order discovery, in the arbitrator’s discretion, as is available under the then current Federal Rules of Civil Procedure, and to grant legal and equitable remedies.

5.8 The decision of the arbitrator shall be in writing and set forth the findings and conclusion upon which the decision is based. The decision of the arbitrator shall be final and binding and may be enforced under the terms of the Federal Arbitration Act (9 U.S.C. Paragraph 1 et seq.). Judgment upon the award may be entered, confirmed and enforced in any federal or state court of competent jurisdiction.

5.9 The Company shall bear the full cost of the arbitrator’s fee. The Company and Employee shall bear their respective filing fees and attorneys’ fees. However, the arbitrator may award Employee reimbursement for his filing fees and attorneys’ fees in accordance with applicable law.

5.10 It is expressly agreed that at the sole election of the Company, the Company may bring in any court of competent jurisdiction, any claims for special, temporary or permanent injunctive relief against Employee for misappropriation of confidential information, tortuous interference with contractual relations, or violation of any covenant against competition or non-solicitation agreement as stated more fully in Paragraph 4 above. Any damages with respect to such claims may be pursued in any court of competent jurisdiction in conjunction with a cause of action set forth in Paragraph 4 and/or in this Paragraph 5.10 including any counter-claims by Employee. This Agreement does not preclude Employee from filing claims with any federal, state, or local administrative agency.

5.11 If any provision of this Arbitration Agreement is construed by a court of competent jurisdiction or arbitrator to be invalid or unenforceable, the remainder of this Agreement shall not be affected and the remaining provisions shall be given full force and effect without regard to the unenforceable provisions.

PARAGRAPH 6. MISCELLANEOUS

6.1 Prior Employment. Employee represents and agrees that, on the date hereof, he is not a party to, and will not as of the Effective Date be a party to, any other employment, non-competition, joint venture, partnership or other agreement or restriction that could interfere with his employment with the Company or his or the Company’s rights and obligations hereunder; and that his employment and the performance of his duties hereunder will not breach the provisions of any contract, agreement, or understanding to which he is party or any duty owed by him to any other person. Employee warrants and covenants that he will not hereafter become a party to or be bound by any such conflicting agreement.

6.2 Severability. The invalidity or unenforceability of any particular provision or part of any provision of this Agreement shall not affect the other provisions or parts hereof. If any provision hereof is determined to be invalid or unenforceable by a court of competent jurisdiction by reason of the duration or scope of the covenants contained therein, such duration or scope, or both, shall be considered to be reduced to a duration or scope to the extent necessary to cure such invalidity.

6.3 Notices. All notices hereunder shall be in writing and shall be sufficiently given in hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt request or by telegram, fax or telecopy (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt of confirmation therefor, in all other cases.

(a) If to Company:

c/o Orleans Homebuilders Inc.
One Greenwood Square
3333 Street Road
Suite 101
Bensalem, PA 19020
Tel: (215) 245-7500
Fax: (215) 633-2351

Attn: Benjamin D. Goldman, Vice Chairman

(b) If to Employee:

At Employee’s current home address as reflected in the Company’s records.

6.4 Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. No amendment, modification, or waiver of this Agreement shall be effective unless in writing. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other of further exercise of the same or any other right, remedy, power, or privilege with respect to any occurrence or be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.

6.5 Governing Law. The parties agree that this Agreement is made pursuant to, and shall be construed an enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law.

6.6 Headings; Counterparts. The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the date first above written.

ORLEANS HOMEBUILDERS, INC.		EMPLOYEE

By:	BENJAMIN D. GOLDMAN	JOEL A. ARMSTRONG

	Benjamin D. Goldman	Joel A. Armstrong
Vice Chairman

SCHEDULE 2.1 TO EMPLOYMENT CONTRACT

Automobile

$500 per month plus reasonable expenses for insurance, gas and maintenance

Cellular Phone

Company issued for business use